Exhibit 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Second Quarter 2013 Results
As expected, fiscal cliff impacted the quarter and the sequester continues to take its toll, Adjusted EBITDA consistent with same period in the prior year.

Springfield, NJ, April 15, 2013 – Emtec, Inc. (OTCQB: ETEC) (“Emtec” or the “Company”) announced today that for the quarter ended February 28, 2013, its Adjusted EBITDA, which is defined by management as net earnings (loss) before interest, taxes, depreciation, amortization, retention bonuses, stock-based compensation, severance, earn out liability adjustment, stock warrant expense, restructuring charge, impairment of identifiable intangible assets and impairment of goodwill (“Adjusted EBITDA”) increased by $102,000 to $110,000  compared to the second fiscal quarter of last year.  Adjusted EBITDA for the six months ended February 28, 2013 was relatively consistent with the same period in 2012.  A reconciliation of net loss to Adjusted EBITDA is attached to this press release.

Total revenue for the quarter ended February 28, 2013 decreased by $5.9 million or 12.3% compared to the quarter ended February 28, 2012.  Consulting and outsourcing gross profit for the six months ended February 28, 2013 increased by $581,000 or 5.4% versus the six months ended February 29, 2012, which is consistent with the Company’s focus on higher margin consulting and outsourcing revenues.

“We continue to experience weakness in demand for both procurement services and consulting services. Numerous projects were put on hold during the quarter.  We have remained focused on finding higher margin business and longer term outsourcing engagements with our clients.  Despite the drop we continued to improve our profitability through cautious investing and consolidation of our shared services functions. We have attracted and invested in high level sales and delivery talent and are prepared for a rebound in demand,” commented Dinesh Desai, the Company’s Chief Executive Officer.

Greg Chandler, Chief Financial Officer added, “There was some procurement during the quarter where the client ordered and paid for the project but held off on its delivery.  Had we been able to record the procurement revenue associated with this order during the quarter, our Adjusted EBITDA for the quarter would have been approximately $340,000 higher. We believe the sequester, the new tax and other laws including the healthcare laws and the mixed economic news have caused numerous clients to delay their technology buying decisions.”

EBITDA and Adjusted EBITDA are key financial metrics used by the Company’s Board of Directors and management to evaluate and measure the Company’s operating performance. These metrics are not in conformity with accounting principles generally accepted in the United States of America “(GAAP”).  Management’s calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. Adjusted EBITDA also eliminates certain unusual costs and reflects certain changes in the business made by management and includes adjustments which, in the opinion of management, are necessary to reflect the underlying ongoing operations of the business. Net loss is the most comparable GAAP measure of the Company’s operating results presented in the Company’s consolidated financial statements.  The Company has made a reconciliation of net loss, the most closely comparable GAAP measure, to these non-GAAP measures for the quarters and six months ended February 28, 2013 and February 29, 2012, and discussed these adjustments in this release.  EBITDA and Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity, and may not be comparable to other similarly titled measures of other companies.  Management believes that the presentation of EBITDA and Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and continuing operations and to determine resource allocation for each of our business segments.

About Emtec:

Emtec, established in 1964, provides technology-empowered business solutions for world-class organizations in the enterprise, federal, state and local government, and education markets. With offices in 14 cities in the U.S., Canada and India, Emtec is big enough to address our client needs but small enough to care. Our local offices, highly-skilled associates, and global delivery capabilities ensure the accessibility and scale to align client’s technology solutions with their business needs. Emtec’s singular mission is to create “Clients for Life” - long-term relationships that deliver rapid, meaningful, and lasting business value. Our offerings span the entire IT lifecycle: from Consulting through Packaged, Custom, and Cloud Applications as well as a variety of Infrastructure Services.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands)

	For the Three Months Ended February 28 and 29				For the Six Months Ended February 28 and 29
	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change
Revenues
Consulting and outsourcing	$22,157	$25,169	$(3,012)	(12.0)%	$46,736	$50,783	$(4,047)	(8.0)%
Procurement services	19,711	22,556	(2,845)	(12.6)%	53,337	68,972	(15,635)	(22.7)%
Total Revenues	41,868	47,725	(5,857)	(12.3)%	100,073	119,755	(19,682)	(16.4)%

Cost of Revenues
Cost of consulting and outsourcing	17,310	20,025	(2,715)	(13.6)%	35,392	40,020	(4,628)	(11.6)%
Cost of procurement services	17,148	19,653	(2,505)	(12.7)%	46,776	60,308	(13,532)	(22.4)%
Total Cost of Revenues	34,458	39,678	(5,220)	(13.2)%	82,168	100,328	(18,160)	(18.1)%

Gross Profit
Consulting and outsourcing	4,847	5,144	(297)	(5.8)%	11,344	10,763	581	5.4%
Consulting and outsourcing %	21.9%	20.4%			24.3%	21.2%

Procurement services	2,563	2,903	(340)	(11.7)%	6,561	8,664	(2,103)	(24.3)%
Procurement services %	13.0%	12.9%			12.3%	12.6%

Total Gross Profit	7,410	8,047	(637)	(7.9)%	17,905	19,427	(1,522)	(7.8)%
Total Gross Profit %	17.7%	16.9%			17.9%	16.2%

Operating expenses:
Selling, general, and administrative expenses	7,301	8,060	(759)	(9.4)%	15,173	16,805	(1,631)	(9.7)%
Retention bonuses to former owners of acquired entities	167	292	(125)	(42.9)%	167	437	(271)	(61.9)%
Restructuring charge	-	-	-	0.0%	582	-	582	0.0%
Non-cash operating expenses
Stock-based compensation	188	79	109	138.0%	283	240	43	17.9%
Warrant liability adjustment	(284)	1,059	(1,343)	(126.8)%	(272)	451	(723)	(160.3)%
Earnout liability adjustment	(143)	288	(431)	(149.7)%	759	456	303	66.4%
Depreciation and amortization	1,029	1,320	(291)	(22.0)%	2,055	2,681	(626)	(23.3)%
Total operating expenses	8,258	11,098	(2,840)	(25.6)%	18,747	21,070	(2,323)	(11.0)%
Percent of revenues	19.7%	23.3%			18.7%	17.6%

Operating loss	(848)	(3,051)	2,203	(72.2)%	(842)	(1,643)	801	(48.8)%
Percent of revenues	-2.0%	-6.4%			-0.8%	-1.4%

Other expense (income):
Interest income – other	(7)	(17)	10	(58.8)%	(12)	(79)	67	(84.8)%
Interest expense	850	799	51	6.4%	1,602	1,634	(32)	(2.0)%
Other	6	(1)	7	(700.0)%	17	(3)	20	(666.7)%

Loss before income tax benefit	(1,697)	(3,832)	2,135	(55.7)%	(2,449)	(3,195)	746	(23.3)%
Income tax benefit	(644)	(1,096)	452	(41.2)%	(650)	(911)	261	(28.6)%
Net loss	$(1,053)	$(2,736)	$1,683	(61.5)%	$(1,799)	$(2,284)	$485	(21.2)%
Percent of revenues	(2.5)%	(5.7)%			(1.8)%	(1.9)%

EMTEC, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
UNAUDITED
(In thousands)

	For the Three Months Ended February 28 and 29				For the Six Months Ended February 28 and 29
	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change
Net loss	$(1,053)	$(2,736)	$1,683		$(1,799)	$(2,284)	$485
Interest expense	850	799	51		1,602	1,634	(32)
Income tax benefit	(644)	(1,096)	452		(650)	(911)	261
Depreciation and amortization	1,029	1,320	(291)		2,055	2,681	(626)
EBITDA	182	(1,713)	1,895		1,208	1,120	88

Retention bonuses (1)	167	292			167	437
Stock based compensation	188	79			283	240
Severance	-	3			-	13
Earnout liability adjustment (2)	(143)	288			759	456
Warrant expense (3)	(284)	1,059			(272)	451
Restructuring charge (4)	-	-			582	-
Impairment of identifiable intangible assets	-	-			-	-
Impairment of goodwill	-	-			-	-
Total Adjustments (5)	(72)	1,721			1,519	1,597
Adjusted EBITDA	$110	$8	$102		$2,727	$2,717	$9

1) Expenses associated with retention bonuses which were agreed to in connection with the closing of the Company’s acquisition of Dinero and Emerging Solutions (Gnuco).

2) Non Cash adjustment of future contingent earnout liabilities in connection with the acquisitions of SDI, Dinero, Covelix, and Emerging.  The earnout liabilities were recorded at fair value based on valuation models which utilize relevant factors such as expected life and estimated probabilities of the acquisitions achieving the performance targets throughout the earnout periods.  These earnout liabilities are reassessed each reporting period and can result in recording additional income or expense.

3)  Expense or income related to the stock warrants issued to our majority stockholder in August 2010 including legal fees associated with the issuance, as well as the stock warrant issued in connection with the subordinated debt financing in August 2011. These warrants are “marked-to-market” each reporting period, which can result in fluctuations in non-cash income or expense in future periods.

4) Expense related to the Company approved restructuring plan designed to reduce costs and improve efficiencies. Implementation of the Restructuring Plan started in November 2012 and is expected to be completed in the fiscal year 2013 with certain cash payments expected through the third quarter of fiscal 2014.

5) In addition to the adjustments described above, the Company has not made adjustments for merger and acquisition related costs. The Company may incur similar costs in future periods.  The company recorded merger and acquisition related costs of $90,000 and $101,000 for the quarters ended February 28, 2013 and February 29, 2012, respectively and $100,000 and $184,000 for the year ended February 28, 2013 and February 29, 2012, respectively.